Exhibit 10.32

FIXED-TERM LEASE AGREEMENT

(Contract Table)

1. Lessor	Mitsubishi Estate Co., Ltd. ..(“Lessor”)
2. Lessee	Lionbridge Japan Co., Ltd (“Lessee”)
3. Building	Name: The Landmark Tower Yokohama (“Building”)
Location: 2-1,2chome,Minatomirai,Nishi-ku,Yokohama,Kanagawa
Structure/Scale: 70-stories steel frame and partially ferro-concrete building with 4 basement floors and 3 roof structures.
Annexed Facilities: Leased with existing air conditioning, heating and ventilation facilities, lighting fixture, and raised-floors with tiled-carpets

4. Leased Premises	Floor/Section : 42Floor/Section4201
Contracted Area: 1,029.91square meters

5. Charges under Article 3	*****************************************************************
**************************************** *****************************************************************
** ***********************************************************

6. Monthly Rent	¥ 4,766,200.-

7. Security Deposit	¥57,194,400.-

8. Time for Deposit of Security Deposit	No later than by one day before the date the lease under this Agreement takes effect: ¥57,914,400.-

9. Formula of Article 3	***************************************************************** ********************* **************************************************************** **********************

10. Amount to be Added to Security Deposit	***************************************************************** **************************************** *******************************************************************

11. Lease Term	From April 1, 2010 through March 31, 2013(inclusive)

12. Purpose of Use	Office use for Lessee

13. Method of Payment	To be paid by 25th of each preceding month to Lessor or Lessor’s agent.

14. Period under Article 13	During the period one (1) year through six (6) months prior to the expiration of Lease Term.

15. Period for Notice under Article 14	***************************************************************** ***************************************** ******************************************************************

16. Date under Article 14	***************************************************************** ***************************************** ******************************************************************

17. Date under Article 20	March 31, 2013

18. Special Terms	Special Terms

This Fixed-Term Lease Agreement (hereinafter referred to as “this Agreement”) is entered into between Mitsubishi Estate Co., Ltd. (“Lessor”), through its designated agent signed herein and Lionbridge Japan K.K. (“Lessee”), after mutual consultation, with respect to the lease of the Premises described in the Contract Table, as shown above (the “Contract Table”), pursuant to Article 38 of the Land and House Lease Law (the “Law”). The Parties, intending to make clear the contents of the agreement, have caused this Agreement to be executed in duplicate, with each Party retaining one (1) original.

Dated this                  day of                 , 200

Lessor:	Mitsubishi Estate Co., Ltd. Yokohama Branch
2-1,2-chome Minatornirai
Nishi-ku, Yokohama, Kanagawa

Toshihiko Kazama
Executive Officer

Lessor’s Agent:	Mitsubishi Estate Building Management Co.,Ltd.
2-1,2-chome Minatornirai
Nishi-ku, Yokohama, Kanagawa

Jo Kato (To be sealed) President

(To be sealed) Licenced Real Estate Broker Registration Number:

Lessee:

LEASE TERMS

Article 1. (Premises and Square Measurement)

The premises to be leased (hereinafter referred to as the “Premises”) shall be as set forth in Item 3 and 4 of the Contract Table (and as described in the attached Floor Plan).

Article 2. (Lease Term)

1.	The term of the lease under this Agreement (hereinafter defined as the “Lease Term”) shall be as set forth in Item 11 of the Contract Table.

2.	This Agreement will not be renewed, and shall terminate upon expiration of the period set forth in the preceding paragraph.

Article 3. (Rent, Air Conditioning/Heating Charges or Common-area Charge, and Other Charges)

1.	The rent for one month (including the building’s common Services Fee Per Month) shall be as set forth in Item 6 of the Contract Table, which shall be paid in accordance with the method set forth in Item 13 of the Contract Table; provided, however, that Lessor shall be entitled to directly demand payment from Lessee.

The rent shall remain unchanged during the Lease Term, and Article 32 of the Law shall not be applicable to this Agreement.

2.	In addition to the foregoing rent, Lessee shall pay the charges set forth in Item 5 of the Contract Table every month, which shall be separately set forth by Lessor, and for the payment of which the terms and conditions of rent payment (referred to in the preceding paragraph) shall be applied mutatis mutandis. Notwithstanding the above, Lessor shall be entitled to revise the charges set forth in Item 5 of the Contract Table in the event that economic status or other Changes have occurred.

3.	Lessee shall be responsible for the payment of electrical charges incurred on the Premises, and in the event there are water, gas and other utility facilities on the Premises, Lessee shall be responsible for payment of the same.

Article 4. (Consumption and Other Taxes)

Lessee shall be responsible for the payment of consumption and other taxes levied on taxable rent, the charges set forth in Item 5 of the Contract Table and other charges, etc., for the payment of which the terms and conditions of rent payment (referred to in Article 3 above) shall be applied mutatis mutandis.

Article 5. (Costs for Reimbursement)

Lessee shall be responsible for the payment of costs for execution of Lessee’s obligations.

Article 6. (Purpose of Use)

Lessee shall not use the Premises for any purpose other than the purpose set forth in Item 12 of the Contract Table.

Article 7. (Prohibition of Assignment or Sublease; Restriction on Third Party Co-occupancy or Name Display)

1.	Lessee shall not assign its lease rights, nor sell or cause to be sold its rights under this Agreement, nor sublease the Premises nor allow any third party to otherwise use the Premises.

2.	Lessee shall not, without first obtaining Lessor’s written consent, allow any third party to co-occupy the Premises, or display the name of any party other than Lessee as the occupant of the Premises.

3.	The term of the co-occupancy under the preceding paragraph shall not exceed the term of this Agreement.

Article 8. (Works on Fixtures or Other Facilities)

1.	In the event that any changes are made to the original condition of the Premises by repair or redecoration of the Premises or fixtures, or by new installation of fixtures, Lessee shall first obtain Lessor’s approval before undertaking any of the foregoing, even though such change are made at Lessee’s cost.

2.	Fixed asset taxes, urban planning taxes, real estate acquisition taxes and other taxes and public levies assessed against fixtures and/or facilities newly installed or added pursuant to the preceding paragraph shall be borne by Lessee, regardless of the title to the same.

3.	The execution of works set forth in Paragraph 1 above and apportionment of costs for such works shall be subject to the table showing itemization of works set separately by Lessor.

Article 9. (Repair)

1.	Lessee shall immediately notify Lessor in the event that repairs become necessary, and Lessor shall respond adequately to such notice without delay.

2.	In the case that Lessor or parties designated by Lessor implement any repairs, modifications or maintenance work (including due to power outage or water shortage, etc.) deemed necessary by Lessor based on the foregoing notice or otherwise, Lessee shall cooperate in such implementation.

3.	In the case that Lessor or parties designated by Lessor enter the Premises in order to implement the foregoing repairs, etc., prior notice of such entrance shall be given to Lessee; provided, however, that in emergencies, Lessor or parties designated by Lessor shall be entitled to enter the Premises and implement such repairs, etc. without such advance notice, and shall promptly notify Lessee after completion of such repairs, etc.

4.	Lessor and parties designated by Lessor shall not be liable for any damages which may be incurred by Lessee from or as a result of the repairs, etc. of Paragraph 2 above implemented by Lessor or parties designated by Lessor; provided, however, that such damages are not incurred by Lessee due to any willful act or negligence of Lessor and parties designated by Lessor.

5.	In the event that repairs become necessary due to any willful act or negligence of Lessee, Lessee shall be responsible for the payment of costs for such repairs.

Article 10. (Administration)

1.	Lessee shall use the Premises and the common areas of the Building with the care of a good manager, and give due consideration to the prevention of accidents and damages regarding the Premises and such common areas.

2.	Lessee shall keep the Premises in conformity with applicable building code, fire defense law and other related laws. In the case that Lessee sets up server computers, etc. on the Premises, Lessee shall take appropriate precautions, including, but not limited to, their backup, against the occurrence of damages.

3.	In the case that Lessee buys any fire insurance, damage insurance or other liability insurance for any fixtures, facilities and fittings, etc. on the Premises in order to prepare for any contingency which may take place during the Lease Term, Lessee shall buy them at its sole cost and responsibility.

Article 11. (Damages)

1.	Lessee shall be liable for any and all damages caused intentionally or negligently by Lessee or its agent, employee, or subcontractor, or by Lessee’s co-occupant or its agent, employee, or subcontractor (collectively referred to as “Lessee, Etc.”) to the Premises, facilities, and fixtures owned by Lessor and/or to the common areas of the Building.

2.	In the event of any injury or damage to life, body, property or so forth of a third party due to any willful act or negligence of Lessee, Etc., or in the event of any dispute between Lessee, Etc. and a third party, Lessee shall dispose of all such injury, damage and disputes at its sole cost and responsibility.

Article 12. (Indemnity)

1.	Notwithstanding provisory clause of Paragraph 4 of Article 9 above, Lessor shall not be liable for any damages incurred by Lessee as a result of loss or damages to any part or all of Lessee’s fixtures, hardware and software, etc., including, but not limited to, server computers or personal computers, due to an earthquake, fire, storm, flood or other disaster attributable to an Act of God, power outage, water leak accident, accident associated with repair work or other event not attributable to Lessor’s willful act nor gross negligence, or any theft, loss or other event.

2.	In the event that Lessor shall be liable for damage set forth in the preceding paragraph due to Lessor’s gross negligence, such Lessor’s liability shall be limited to ¥28,597,200.-

Article 13. (Procedures upon Expiration of the Term)

1.	Lessor shall notify Lessee of the termination of the lease for expiration of the Lease Term, during the period set forth in Item 14 of the Contract Table (herein after referred to as the “Notice Period”), and in the case that such notice was given, this Agreement shall terminate upon expiration of the Lease Term.

2.	Lessor shall inquire about Lessee’s intention to contract [for the Premises] again in addition to the foregoing notice. In the case that Lessee wishes to contract again and if agreement shall have been reached between the parties at least six (6) months prior to the expiration of the Lease Term, a new agreement shall be entered into, such agreement to be the fixed-term lease as set forth under Article 38 of the Law.

3.	In the case that the agreement referred to in the preceding paragraph shall not be reached at least six (6) months prior to the expiration of the Lease Term, Lessee must vacate the Premises by the termination of this Agreement.

Article 14. (Termination without Cause)

1.	Neither Lessor nor Lessee shall be entitled to terminate this Agreement during the Lease Term.

Article 15. (Security Deposit)

1.	For the purpose of securing its obligations under this Agreement, Lessee shall deposit with Lessor the amount set forth in Item 7 of the Contract Table as a security deposit (hereinafter referred to as “Deposit”) in accordance with the time for deposit as set forth in Item 8 of the Contract Table. Provided, however, that Deposit shall not bear any interest.

2.	In the event there are other lease agreements between Lessor and Lessee for other property, the foregoing Deposit shall also secure Lessee’s obligations under said lease agreement(s), and shall also secure Lessee’s obligations towards Lessor and/or Lessor’s Agent (which shall not be limited to the rights entitled as Lessor’s designated agent. The same definition shall apply hereunder) arising out of any works on fixtures and/or repairs on the Premises and/or other property as set forth in this sentence, and the services, listed below, provided to Lessee by Lessor and Lessor’s Agent in relation to the Premises and other property;

1)	cleaning

2)	security

3)	inter-building logistics

4)	conference rooms rental, and its related services

5)	provision of communication lines and related services

6)	catering, supplies distribution, and disposal of charged garbage

7)	other services arising out of a lease agreement and use of Premises

3.

If needed, Lessor and/or Lessor’s Agent may offset from the foregoing Deposit, any obligations arising out of this Agreement or other agreements set forth in the preceding paragraph, including, but not limited to, rent arrearage, payment of damages; obligations arising out of any fixture works or repairs, and/or obligations arising out of the services listed in the preceding paragraph. In the case of offsetting above,

Lessor and /or Lessor’s agent shall give notice thereof to Lessee.

4.	In the event described by the preceding paragraph, Lessee shall compensate the shortfall in Deposit within ten (10) days from receiving notice thereof from Lessor.

5.	Until vacation of the Premises, Lessee shall not be entitled to offset any rent payment or any other obligations owed to Lessor and/or Lessor’s Agent with Deposit.

6.	Upon expiration or termination of this Agreement, and after Lessee completely vacates the Premises, Lessor and /or Lessor’s Agent shall return the balance, if any, of Deposit to Lessee, after deducting any amounts payable by Lessee to Lessor and/or Lessor’s Agent.

7.	In the case that a new agreement shall be entered into in accordance with Paragraph 2 of Article 13, Lessor shall return the balance, if any, of Deposit hereunder to Lessee, after deducting any amounts that shall have not been fulfilled towards Lessor and/or Lessor’s Agent [by Lessee] with respect to rent and/or any other obligations towards Lessor and/or Lessor’s Agent, that shall have been accrued on or prior to the expiration of this Agreement; provided, however, that in the case that Lessor and Lessee shall so agree, Lessor shall be entitled to appropriate such balance of the Deposit under the new agreement, instead of returning the same to Lessee.

Article 16. (Prohibition of Assignment or Pledge of the Rights to Repayment of Deposit)

Lessee shall not assign or pledge as security to any third party Lessee’s rights to repayment of Deposit set forth in the preceding Article.

Article 17. (Damages for Late Payment)

In the event that Lessee is late in payment of rent or any other obligations under this Agreement, Lessor may demand payment of damages at a rate of one twentieth of one yen (¥0.05) per diem per one hundred yen (¥100) (18.25% per annum) from Lessee. Provided, however, that the payment of the damages for late payment by Lessee shall not in any ways prejudice Lessor’s right to terminate this Agreement for cause as set forth in Article 20.

Article 18. (Change Notice of Registered Matters, Etc.)

Lessee shall give written notice, to which a certificate of registered matters (or certificate of resident registration, if Lessee is a person) and certificate of a seal impression, etc. are attached, to Lessor without delay in the event there are changes in the address, name, trade name, representative directors or other matters registered on the commercial registry, etc., or any other matters relating to the status of Lessee and other important changes related to this Agreement.

Article 19. (Observation of Building Rules and Regulations)

Lessee shall comply with the building rules and regulations attached hereto, which are designated by

Lessor.

Article 20. (Termination for Cause)

1.	Either Party may terminate this Agreement without any prior notice to the other Party in the event that the other Party breaches any provision of this Agreement.

2.	ln the case where any of the following events takes place with respect to Lessee, Lessor may forthwith terminate this Agreement without any prior notice or demand:

1)	In the event that Lessee shall become insolvent or fall into suspension of payment;

2)	In the event of a petition being filed against Lessee or by itself for bankruptcy, rehabilitation (minji-saisei) or corporate reorganization (kaisha-kosei), etc.;

3)	In the event of a petition being filed against Lessee for provisional attachment, provisional disposition, attachment, compulsory execution, public auction or attachment for unpaid taxes;

4)	In the event that Lessee shall commit an act against public order;

5)	In the event that Lessee, Lessee’s co-occupant or their director or employee (“Lessee or Lessee’s Director, Etc.”, which definition includes, without limitation, part-time employees and those who may be deemed equivalent to employees as well as persons (or companies) who are entrusted with work from Lessee and their employees and those who may be deemed equivalent to employees) shall be found to be a constituent of an antisocial group/force;

6)	In the event that Lessee or Lessee’s Director, Etc. shall commit in the Building an act of violence, duress, offensive language, disturbance, rude act, or any other acts to corrupt the order and/or public morals of the Building; or

7)	In the event that Lessee shall lose its credit substantially for any other reason.

3.	In the event that Lessor terminates this Agreement for any reason set forth in the preceding two paragraphs, Lessee shall pay as a penalty to Lessor, upon termination, the amount equivalent to rent plus the charges set forth in Item 5 of the Contract Table payable from the date of such termination through the date set forth in Item 14 of the Contract Table. Provided, however, that the foregoing shall not prejudice Lessor’s right to seek compensation for damages incurred by reason of termination of this Agreement or delay in vacation of the Premises by Lessee.

Article 21. (Force Majeure)

1.	Either Party may terminate this Agreement by written notice to the other Party in the event that all or part of the Building is destroyed or damaged by natural disaster or other events not attributable to either Party, making it impossible to fulfill the purpose of this Agreement.

2.	In the event of the preceding paragraph, the other Party shall not be liable for damages incurred by either Party.

Article 22. (Vacation of the Premises)

1.	In the event that Lessee does not vacate the Premises immediately upon expiration or termination of this

Agreement, Lessee shall pay the amount set forth in the following clauses 1) through 3) payable from the day following the date of expiration or termination of this Agreement through the day on which the Premises is completely vacated. In addition, Lessee shall also compensate any damages incurred by Lessor by reason of delay in vacation of the Premises:

1)	As damages the amount equivalent to double the rent;

2)	As damages the amount equivalent to double the charges set forth in Item 5 of the Contract Table; and

3)	The amount equivalent to all charges for electricity, water and other charges.

2.	Lessee shall vacate and return the Premises in its original condition to Lessor upon removal at Lessee’s cost of all new or additional fixtures and equipment newly installed and/or added by Lessee; repair of all changes, soiling of, or damages to the Premises, fixtures or facilities; and re-application of fresh paint, new wallpaper and flooring on the walls, ceiling and floor of the Premises, respectively. The term “its original condition” in the preceding sentence, shall mean the original condition of the Premises under the Lease Agreement dated March 31, 1998 between the Parties.

3.	The restoration work set forth in the preceding paragraph shall be undertaken by Lessor and/or Lessor’s Agent, and Lessee shall bear the cost therefor.

4.	Lessor may dispose of any property which Lessee fails to remove from the Premises after expiration or termination of this Agreement at Lessor’s sole discretion. In such case, Lessor shall be entitled to reimbursement from Lessee for the costs of disposal.

5.	Upon vacating the Premises, Lessee shall not seek from Lessor any reimbursement of costs it has incurred in relation to the Premises or fixtures or facilities thereof, nor make any claims against Lessor, including claims for moving fees, relocation fees or concession money, nor demand any other payments whatsoever, regardless of the nature or name of the claim. Further, Lessee shall not demand that Lessor purchase any fixtures or facilities newly installed and/or added by Lessee.

6.	Provisions of Paragraphs 1 through 5 of this Article shall not be applicable in the case that a new agreement is entered into in accordance with Paragraph 2 of Article 13, except for the case of termination or expiration of the lease under the new agreement.

Article 23. (Termination without Cause before Starting Date of the Lease Term)

1.	Neither Lessor nor Lessee shall be entitled to terminate this Agreement during the period from the execution of this Agreement to the starting date of the Lease Term.

Article 24. (Termination for Cause before Starting Date of the Lease Term)

1.

In the event that Lessor terminates this Agreement on account of Lessee’s breach of any provision of this Agreement during the period from the execution of this Agreement to the starting date of the Lease Term, Lessee shall immediately pay to Lessor the amount equivalent to rent plus the charges set forth in Item 5 of the Contract Table payable during the Lease Term; provided, however, that the foregoing shall not prejudice Lessor’s right to seek compensation for any damages incurred by Lessor, including, but not limited to, start-up costs for the lease under this Agreement and the loss caused by missing an opportunity for or delay in leasing of the Premises to others.

2.	Lessor shall be entitled to offset from Deposit which Lessee deposited, a part of the foregoing amount. In such case, Lessee loses the rights to repayment of such offset amount of Deposit.

Article 25. (Joint and Several Guaranty)

1.	In the event that Lessee has joint and several guarantor(s) (“Guarantor”), Guarantor shall be jointly and severally liable for all obligations of Lessee towards Lessor and /or Lessor’s Agent (including the services under Paragraph 2 of Article 15) throughout the term of the lease between Lessor and Lessee, including the term under the new lease contract between the Parties, if any, regardless of any changes in the terms and conditions or subject matter of the lease. The Guarantor shall put its signature and seal on such new lease contract.

2.	Lessee and Guarantor shall give written notice, to which a certificate of registered matters (or certificate of resident registration, if Guarantor is a person.) and certificate of a seal impression, etc. are attached, to Lessor without delay in the event that there are changes in the address, name, trade name, representative directors or other matters registered on the commercial registry, or any other matters relating to the status of Guarantor and other important changes related to this Agreement.

3.	In the event that Lessor deems it necessary to change the Guarantor and notifies Lessee to such effect, or there is a vacancy upon the death or dissolution of the Guarantor, Lessee shall immediately select another Guarantor and obtain Lessor’s approval.

Article 26. (Assignment of the Premises, Etc.)

1.	In the event that Lessor assigns the Premises to third party, Lessor’s rights to lease the Premises and any other obligations owed to Lessor under this Agreement (including Lessor’s obligation to repay security deposit (always granting the balance of Deposit after deducting the amount of Lessee’s obligations secured by Deposit) set forth in Article 15 above) shall be transferred to or assumed by the assignee of the Premises with Lessor being released from its obligations hereunder.

2.	In the event that Lessor assigns the Premises to a third party, Lessee shall agree beforehand that third party can lease the Premises to Lessor and Lessor can sublease the Premises to Lessee, unlike in the case of the preceding paragraph.

3.	Notwithstanding the provisions of Paragraph 1 of this Article, in the event of the preceding paragraph, Lessor shall have rights and assume obligations under this Agreement (which turns into a sublease agreement pursuant to the preceding paragraph); provided, however, that in the event the lease agreement between third party and Lessor in the preceding paragraph terminates, Lessor shall give written notice to Lessee, and in such case, third party shall directly lease the Premises to Lessee under this Agreement by the application mutatis mutandis of Paragraph 1 of this Article.

Article 27. (Governing Law, Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Parties shall submit to the exclusive jurisdiction of the Yokohama District Court of Japan as the court of first instance with respect to any dispute between the Parties arising in connection with this Agreement.

Article 28. (Confidentiality)

1.	Lessor (which is hereinafter referred to as “Lessor (including its agent)”, if Lessor has an agent) and Lessee (including Lessee’s co-occupant) shall each keep confidential this Agreement as well as any information and data disclosed and/or provided by the other Party, and neither Lessor nor Lessee shall disclose or divulge the same to any third party other than each Party’s personal attorney, certified public accountant and tax accountant without the other Party’s prior written consent; provided, however, that the following information and data are not required to be kept confidential:

1)	Information and data which are in the public domain or for official use at the time the same were disclosed and/or provided;

2)	Information and data which, after being disclosed and/or provided, come to be in the public domain or for official use through no fault of the Party receiving the same (the “Receiving Party”);

3)	Information and data which the Receiving Party may demonstrate were lawfully in the Receiving Party’s possession at the time the same were disclosed and/or provided;

4)	Information and data which the Receiving Party receives from a third party having the lawful right to disclose the same without that third party imposing confidentiality on the Receiving Party;

5)	Information and data the disclosure of which is requested by any law or ordinance, etc.; and

6)	Information and data the disclosure of which is ordered by government or other public offices in accordance with any law or ordinance, etc.

2.	Lessor and Lessee (including Lessee’s co-occupant) shall ensure that each Party’s employees, respectively, abide by the same confidentiality obligations by which each Party is bound under this Agreement.

3.	Notwithstanding Paragraph 1 of this Article, Lessor may disclose to part owner of the Premises and those who consider the purchase of the Premises (“Part Owner, Etc.”), this Agreement as well as information and data disclosed and/or provided by Lessee (including Lessee’s co-occupant); provided, however, that Lessor shall ensure that Part Owner, Etc. abide by the same confidentiality obligations as the Lessor has under this Agreement.

4.	The confidentiality set forth in this Article shall survive expiration or termination of this Agreement.

5.	In the event that Lessee has any Guarantor, such Guarantor shall be jointly and severally liable [with the Lessee] for the obligations set forth in Paragraphs 1, 2 and 4 of this Agreement.

Article 29. (Agent)

Lessor assigns Lessor’s Agent as their attorney-in-fact, which shall be given the right to perform all rights and obligations of Lessor stated within this Agreement, and all actions to be taken by Lessor towards Lessee would be conducted by the Lessor’s Agent. Provided, however, the preceding provision shall not prevent Lessor from directly claiming its rights against Lessee.